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                                                                      EXHIBIT 11

                STATEMENT RE COMPUTATION OF NET INCOME PER SHARE
                     (in thousands, except per share data)


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                                                                                           Three Months Ended
                                                               Years Ended September 30,     December 31,
                                                                1995     1996      1997     1996      1997
                                                               ----------------------------------------------
Historical net income                                           6,859    11,619    8,589    3,698     2,593

Shares used in computing net
 income per share:

Shares used in computing basic
 net income per share
 (Weighted average shares
 outstanding for period)                                        11,312    11,371   12,306   11,453   14,791


                                            Three Months
                                  Year    Ended December 31,
                                  1997      1996      1997
                                 ---------------------------
Effect of options granted
 in January 1997:
  Options granted                   401        401       401
  Options price                  $ 1.46     $ 1.46    $ 1.46
                                 ------     ------    ------
    Assumed proceeds             $  585     $  585    $  585
    Average market price         $23.02     $16.00    $26.57
                                 ------     ------    ------
    Shares assumed repurchased       25         37        22

  Shares deemed outstanding         376        364       379         0         0      376      364      379

Effect of options granted
 in June 1997:
  Options granted                    31         31        31
  Options price                  $16.00     $16.00    $16.00
                                 ------     ------    ------
    Assumed proceeds             $  496     $  496    $  496
    Average market price         $23.02     $16.00    $26.57
                                 ------     ------    ------
    Shares assumed outstanding       22         31        19

    Shares deemed outstanding         9          0        12         0         0        9        0       12
                                                                ------    ------   ------   ------   ------
Shares used in computing
 diluted net income per share:                                  11,312    11,371   12,691   11,817   15,182
                                                                ======    ======   ======   ======   ======
Net income per share - basic:                                    $0.61     $1.02    $0.70    $0.32    $0.18
                                                                ======    ======   ======   ======   ======
Net income per share - diluted:                                  $0.61     $1.02    $0.88    $0.31    $0.17
                                                                ======    ======   ======   ======   ======
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